Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Summary of MKS Instruments, Inc.’s
2007 Management Incentive Bonus

The 2007 Management Incentive Bonus Plan consists of a Corporate Bonus, which is based on a 2007 corporate pro-forma pre-tax EPS target, and, for some participants, a Product Group Bonus, which is based on the 2007 earnings targets of certain respective product groups. With respect to Leo Berlinghieri, Jerry Colella, John Smith and Ron Weigner, the 2007 Management Incentive Plan consists solely of the Corporate Bonus. With respect to Ron Hadar, Robert Klimm, Frank Schneider and William Stewart, the 2007 Management Incentive Plan consists of the Corporate Bonus and the Product Group Bonus.

The following chart summarizes the individual target bonuses for each of the participants.

Participant	Individual Target Bonus (% of annual base earnings)
Leo Berlinghieri	100%
Jerry Colella	60%
John Smith	50%
Ron Weigner	45%
Ron Hadar	50% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)
Robert Klimm	50% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)
Frank Schneider	45% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)
William Stewart	50% (of which 70% is Corporate Bonus
and 30% is Product Group Bonus)

Copies of the 2007 Corporate Bonus Plan and 2007 Group Bonus Plans are below.

[mks logo]

2007 Corporate Bonus Plan
Pro forma Pre-Tax Earnings Per Share (EPS) Table
(January 1 – December 31)

The payout of your corporate bonus will be achieved according to the schedule shown in the chart below. For example, you will receive 60% of your target corporate bonus if our Pro forma Pre-Tax EPS reaches $**, and 100% of your target corporate bonus if our Pro forma Pre-Tax EPS reaches $**. At a Pro forma Pre-Tax EPS of $** or more, you would receive 200% of your target corporate bonus,

Pro forma	% of Target
Pre-Tax EPS	Bonus Earned
<$**	0.0%

$**	20.0%

$**	40.0%

$**	60.0%

$**	80.0%

$**	100.0%

$**	125.0%

$**	140.0%

$**	180.0%

>=$**	200.0%

This information is extremely confidential and should be treated as such. You should not divulge this information inside or outside of MKS Instruments, Inc.

PERSONAL AND CONFIDENTIAL

[mks logo]

2007 [Applicable] 1 Group Bonus Plan

The payout of your product group bonus will be calculated based upon actual [applicable] Product Group earnings for 2007. The chart below shows the correlation between actual [applicable product group] earnings and your bonus payout. For example, you will receive 60% of your target product group bonus if the [applicable] Product Group earns $** million in 2007 and 100% of your target product group bonus if the group earns $** million. If the group earns $** million or more you would receive 200% of your target product group bonus.

Percent of [applicable] product
[applicable] product group group
earnings ($mm)	bonus paid
<$**	0.0%

$**	20.0%

$**	40.0%

$**	60.0%

$**	80.0%

$**	100.0%

$**	125.0%

$**	140.0%

$**	180.0%

>=$**	200.0%

This information is extremely confidential and should be treated as such. You should not divulge this information inside or outside of MKS Instruments, Inc.

PERSONAL AND CONFIDENTIAL

1 The Group Bonus Plan portion of the 2007 Management Incentive Bonus Plan relates only to Ron Hadar (CIT products), Bob Klimm (ASTeX products), Frank Schneider (Ion products) and Bill Stewart (vacuum products)